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                                                                      Exhibit 99




                                  NEWS RELEASE

                    SOUTHLAND NATIONAL INSURANCE CORPORATION
              1812 University Boulevard, Tuscaloosa, Alabama 35401

Contact:                            William H. Lanford
                                    Southland National Insurance Corporation
Phone:                              (205)345-7410

Contact:                            David W. Whitehurst
                                    Collateral Investment Corp.
Phone:                              (205)951-4433

FOR IMMEDIATE RELEASE

                    SOUTHLAND NATIONAL INSURANCE CORPORATION
                        AND COLLATERAL INVESTMENT CORP.
                     SIGN DEFINITIVE ACQUISITION AGREEMENT

TUSCALOOSA, ALABAMA - October 4, 1996 - David W. Whitehurst, Executive Vice President of Collateral Investment Corp. (CIC), and William H. Lanford, President and CEO of Southland National Insurance Corporation (Southland), today announced that the companies have entered into a definitive agreement providing for the acquisition of Southland by CIC. The acquisition will be accomplished through a merger of Southwide Life Insurance Corp., a subsidiary of CIC, into Southland. Southland will become a wholly owned subsidiary of CIC. Holders of approximately 250,000 outstanding shares of Southland Common Stock will receive $38.00 per share in cash for each share owned.

The merger is subject to various conditions, including certain insurance regulatory approvals, and approval by the Southland shareholders. It is currently anticipated that the merger will be completed prior to year end 1996.

Headquartered in Tuscaloosa, Alabama, Southland is engaged in the sale of "preneed" funeral insurance policies marketed through funeral homes. Southland also offers claims administration services and is engaged in the insurance agency and brokerage business. Southwide Life also sells "preneed" insurance products. Collateral Investment Corp., a privately held insurance holding company, is affiliated with Birmingham, Alabama based Collateral Mortgage, Ltd. and New South Federal Savings Bank.



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